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                                                                      Exhibit 12

                      EQUITY RESIDENTIAL PROPERTIES TRUST
     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

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                                                                               Historical
                                                      ----------- ----------- ----------- ----------- -----------
                                                       12/31/97     12/31/96   12/31/95    12/31/94    12/31/93
                                                      ----------- ----------- ----------- ----------- -----------
                                                                          (Amounts in thousands)
REVENUES
  Rental income                                     $    707,733 $   454,412 $   373,919 $   220,727 $   104,388
  Fee income - outside managed                             5,697       6,749       7,030       4,739       4,651
  Interest income - investment in mortgage notes          20,366      12,819       4,862         -           -
  Interest and other income                               13,525       4,405       4,573       5,568       3,031
                                                      ----------- ----------- ----------- ----------- -----------

     Total revenues                                      747,321     478,385     390,384     231,034     112,070
                                                      ----------- ----------- ----------- ----------- -----------

EXPENSES
  Property and maintenance                               176,075     127,172     112,186      66,534      35,324
  Real estate taxes and insurance                         69,520      44,128      37,002      23,028      11,403
  Property management                                     26,793      17,512      15,213      10,249       3,491
  Property management - non-recurring                        -           -           -           879         -
  Fee and asset management                                 3,364       3,837       3,887       2,056       2,524
  Depreciation                                           156,644      93,253      72,410      37,273      15,384
  Interest:
     Expense incurred                                    121,324      81,351      78,375      37,044      26,042
     Amortization of deferred financing costs              2,523       4,242       3,444       1,930       3,322
  Refinancing costs                                          -           -           -           -         3,284
  General and administrative                              15,064       9,857       8,129       6,053       3,159
                                                      ----------- ----------- ----------- ----------- -----------

     Total expenses                                      571,307     381,352     330,646     185,046     103,933
                                                      ----------- ----------- ----------- ----------- -----------

Income before extraordinary items                   $    176,014 $    97,033 $    59,738 $    45,988 $     8,137
                                                       ==========  ==========  ==========  ==========  ==========

Combined Fixed Charges and Preferred Distributions:
   Interest and other financing costs               $    121,324 $    81,351 $    78,375 $    37,044 $    26,042
   Refinancing costs                                         -           -           -           -         3,284
   Amortization of deferred financing costs                2,523       4,242       3,444       1,930       3,322
   Preferred distributions                                59,012      29,015      10,109         -           -
                                                      ----------- ----------- ----------- ----------- -----------

Total Combined Fixed Charges
   and Preferred Distributions                      $    182,859 $   114,608 $    91,928 $    38,974 $    32,648
                                                       ==========  ==========  ==========  ==========  ==========

Earnings before combined fixed charges
   and preferred distributions                      $    299,861 $   182,626 $   141,557 $    84,962 $    40,785
                                                       ==========  ==========  ==========  ==========  ==========

Funds from operations before combined fixed
   charges and preferred distributions              $    456,505 $   275,879 $   213,967 $   123,114 $    56,169
                                                       ==========  ==========  ==========  ==========  ==========

Ratio of earnings before combined fixed charges
    and preferred distributions to combined fixed
    charges and preferred distributions                     1.64        1.59        1.54        2.18        1.25
                                                       ==========  ==========  ==========  ==========  ==========

Ratio of funds from operations before combined fixed
    charges and preferred distributions to combined
    fixed charges and preferred distributions               2.50        2.41        2.33        3.16        1.72
                                                       ==========  ==========  ==========  ==========  ==========

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